Exhibit 10.3

IHEARTMEDIA, INC.

2021 LONG-TERM INCENTIVE AWARD PLAN

PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

iHeartMedia, Inc., a Delaware corporation (the “Company”), has granted to the participant listed below (“Participant”) the Performance Restricted Stock Units (the “PSUs”) described in this Performance Restricted Stock Unit Grant Notice (this “Grant Notice”), subject to the terms and conditions of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (as amended from time to time, the “Plan”), the Performance Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the performance goals attached as Exhibit B, each of which is incorporated into this Grant Notice by reference. Capitalized terms not specifically defined in this Grant Notice, the Agreement or Exhibit B hereto, have the meanings specified in the Plan.

Participant:	[Robert W. Pittman / Richard Bressler]

Grant Date:	March 28, 2022

Granted PSUs:	[____________]

Expiration Date:	March 28, 2027

Vesting Schedule:	Subject to Sections 2.2 and 2.3 of the Agreement, the PSUs shall vest on the Expiration Date based on the achievement during the Performance Period of total shareholder return goals, as described in Exhibit B, subject to and conditioned upon Participant’s continued service through such date except as otherwise provided in the Agreement.

By accepting (whether in writing, electronically or otherwise) the PSUs, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. In addition, Participant acknowledges and agrees to be bound by the forfeiture provisions related to the Restrictive Covenants (as defined in Exhibit A) contained in the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.

IHEARTMEDIA, INC.	PARTICIPANT

By:
Name:	[Robert W. Pittman / Richard Bressler]
Title:

EXHIBIT A

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Performance Restricted Stock Unit Agreement (this “Agreement”) have the meanings specified in the Grant Notice, Exhibit B or the Plan.

ARTICLE I.

GENERAL

1.1 Award of PSUs and Dividend Equivalents.

(a) The Company hereby grants the PSUs to Participant effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share as set forth in this Agreement. Subject to Section 2.5, Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested.

(b) The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.

(c) This award of PSUs and Dividend Equivalents is referred to collectively herein as the “Award”.

1.2 Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. Except as expressly stated herein, in the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

1.4 Defined Terms. For purposes of this Agreement, the following defined terms shall apply:

(a) “Assumed” means that an Assumption occurs with respect to the Award in connection with a Change in Control.

(b) “Change in Control” shall have the meaning ascribed to such term in the Plan, but shall not include a Change in Control that occurs solely pursuant to Section 11.6(d) of the Plan.

(c) “Death/Disability Termination” shall have the meaning ascribed to such term in the Employment Agreement.

(d) “Employment Agreement” shall mean that certain [Second] Amended and Restated Employment Agreement by and among Participant, the Company and iHeartMedia Management Services, Inc., dated March 28, 2022.

(e) “Qualifying Termination” shall have the meaning ascribed to such term in the Employment Agreement.

(f) “Restrictive Covenants” shall mean the restrictive covenant provisions set forth in Section 4 of the Employment Agreement.

(g) “Retirement Termination” shall have the meaning ascribed to such term in the Employment Agreement.

ARTICLE II.

VESTING, FORFEITURE AND SETTLEMENT

2.1 Vesting. Except as otherwise set forth in Section 2.2, the PSUs will be earned in connection with the achievement of the greatest TSR Percentage achieved during the Performance Period (each, as defined in and as set forth in Exhibit B). Any Earned PSUs as of the Expiration Date shall vest on the Expiration Date, subject to Participant’s continued Service through the Expiration Date, except to the extent provided in Sections 2.2 and 2.3 below. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest upon the vesting of the PSUs with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

2.2 Change in Control.

(a) Subject to Section 2.3, if (i) a Change in Control occurs and (ii) Participant remains in continued Service until at least immediately prior to such Change in Control or, pursuant to Section 2.3(a), has experienced a Qualifying Termination, Death/Disability Termination or a Retirement Termination prior to such Change in Control, then effective as of the date of such Change in Control:

(i) a number of PSUs will become Earned PSUs based on the achievement of performance goals as of such Change in Control (determined in accordance with Exhibit B); and

(ii) (x) to the extent the Award is Assumed in connection with such Change in Control, any Earned PSUs will convert into a time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the Expiration Date, subject to Participant’s continued Service through the Expiration Date (subject to Section 2.3(b)); or (y) to the extent the Award is not Assumed in connection with such Change in Control and/or Participant experienced a Qualifying Termination, Death/Disability Termination or Retirement Termination prior to such Change in Control, 100% of any such Earned PSUs will vest as of immediately prior to the consummation of such Change in Control.

(b) Notwithstanding anything to the contrary contained in Sections 8.2 and 8.3 of the Plan, if, following the application of Section 2.2(a), any PSUs have not become Earned PSUs as of (or in connection with) the Change in Control, then any such PSUs automatically will be forfeited and terminated as of immediately prior to the consummation of such Change in Control without consideration therefor.

2.3 Termination of Service.

(a) If Participant experiences a Qualifying Termination, a Death/Disability Termination or a Retirement Termination, in any case, prior to a Change in Control, then (i) any PSUs that are Earned PSUs as of such Qualifying Termination shall vest as of the termination date and (ii) any PSUs that are not Earned PSUs as of such Qualifying Termination (if any) shall remain outstanding and eligible to vest on the last day of the Performance Period based upon the achievement of the performance goals set forth on Exhibit B or pursuant to Section 2.2(a). Such PSUs shall remain outstanding and eligible to vest until the earlier to occur of the Expiration Date and the date of a Change in Control. To the extent any PSUs have not become vested as of such earlier date, such PSUs automatically will be forfeited and terminated as of such date without consideration therefor.

(b) If Participant experiences a Qualifying Termination, a Death/Disability Termination or a Retirement Termination, in any case, on or following a Change in Control in which the Award was Assumed, then the Earned PSUs shall vest as of the termination date.

(c) The treatment set forth in Section 2.3(a) and (b) is subject to and conditioned upon Participant’s (or Participant’s estate’s) execution, delivery and non-revocation of a general release of claims in the form attached to the Employment Agreement (the “Release”) within 60 days following the termination date.

(d) If Participant experiences a Termination of Service for any reason other than a Qualifying Termination, a Death/Disability Termination or a Retirement Termination, all PSUs that have not become vested on or prior to the date of such Termination of Service (including any Earned PSUs) automatically will be forfeited and terminated as of the termination date without consideration therefor.

2.4 Settlement.

(a) The PSUs will be paid in Shares, and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in cash or Shares, to the extent vested, on or within 30 days following the earlier of (i) the Expiration Date and (ii) Participant’s death, “disability” or “separation from service” that occurs on or following a Change in Control (each, within the meaning of Section 409A). Notwithstanding anything to the contrary contained in the foregoing proviso, the exact payment date of any PSUs and Dividend Equivalents shall be determined by the Company in its sole discretion (and Participant shall not have a right to designate the time of payment).

(b) Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A. For the avoidance of doubt, any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(c) If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

2.5 Forfeiture.

(a) Any PSUs that remain outstanding and are not Earned PSUs as of the close of business on the Expiration Date automatically will be forfeited and terminated at the close of business on the Expiration Date without consideration therefor.

(b) In consideration of the grant of this Award, and further as a material inducement for the Company to enter into this Agreement with Participant and to grant Participant this Award, Participant hereby acknowledges and agrees that Participant shall continue to be bound by the Restrictive Covenants. In addition, if Participant fails to comply in all material respects with the Restrictive Covenants, then to the greatest extent permitted by Applicable Law (and except as otherwise determined by the Administrator), any PSUs that have not yet been settled (whether vested or unvested, and whether or not Earned PSUs) automatically will be forfeited and terminated without consideration therefor (provided that the Company shall provide Participant with written notice of any such non-compliance and not less than 30 days to cure, if curable).

(c) Dividend Equivalents (including any Dividend Equivalent Account balance) will be forfeited on the date the corresponding PSU is forfeited or otherwise expires.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2 Tax Withholding.

(a) Payment of the withholding tax obligations with respect to the Award may be by any of the following, or a combination thereof, as determined by Participant or the Administrator:

(i) Cash or check;

(ii) In whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery; or

(iii) In whole or in part by the Company withholding of Shares otherwise vesting or issuable under this Award in satisfaction of any applicable withholding tax obligations.

(b) Subject to Section 9.5 of the Plan, the applicable tax withholding obligation will be determined based on Participant’s Applicable Withholding Rate. Participant’s “Applicable Withholding Rate” shall mean the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction; provided, however, that (i) in no event shall Participant’s Applicable Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); and (ii) the number of Shares tendered or withheld, if applicable, shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the PSUs under generally accepted accounting principles.

(c) Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

3.3 Section 409A.

(a) General. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement.

(b) Non-qualified Deferred Compensation. Sections 10.6(b) and (c) of the Plan shall apply to the PSUs, the Dividend Equivalents and this Agreement. For purposes of Section 409A, each PSU (and the right to payment with respect to each PSU) is to be treated as a right to a separate payment. Any Dividend Equivalents granted in connection with the PSUs issued hereunder, and any amounts that may become distributable in respect thereof, shall be treated separately from such PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

ARTICLE IV.

OTHER PROVISIONS

4.1 Adjustments. Participant acknowledges that the PSUs and the Shares subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.2 Clawback. The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Grant Date or as may be adopted or maintained by the Company following the Grant Date, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. The Company and Participant acknowledge that neither this Section 4.2 nor Section 10.13 of the Plan are intended to limit any clawback and/or disgorgement of the Award and/or the Shares issuable hereunder pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant (or, if Participant is then deceased, to the Designated Beneficiary) at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to a single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement or the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement; Amendment . The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board with the written consent of Participant.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.11 Not a Contract of Employment or Service. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.12 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

* * * * *

EXHIBIT B

PERFORMANCE GOALS

General

The PSUs will become “Earned PSUs” upon the achievement of the applicable TSR Percentage Goal achieved during the Measurement Period, as set forth in the table below (and subject to the provisions for a Change in Control below).

“TSR Percentage Goals”	Earned PSUs
50%	20% of Granted PSUs
75%	40% of Granted PSUs
100%	60% of Granted PSUs
125%	80% of Granted PSUs
150%	100% of Granted PSUs

Except in connection with a Change in Control, in no event may any Granted PSUs become Earned PSUs in connection with the achievement of a TSR Percentage Goal prior to the first anniversary of the Grant Date. For the avoidance of doubt, each TSR Percentage Goal may be achieved only once during the Measurement Period and more than one TSR Percentage Goal may be achieved on a particular date. For example, if the first TSR Percentage Goal of 50% is satisfied on June 15, 2024, and the TSR Percentage thereafter drops below such level and again reaches 50% during the 20 consecutive trading-day period ending December 30, 2024, no additional PSUs shall become Earned PSUs as a result of reaching the same TSR Percentage Goal for a second time.

Change in Control

If a Change in Control occurs, then:

(1) The Measurement Period shall be disregarded.

(2) The PSUs will become Earned PSUs based on the achievement of the applicable CAGR TSR Goal achieved during the Performance Period (which are equivalent to the five-year TSR Percentage Goals), as set forth in the table below, rather than TSR Percentage Goals.

Original Five-Year TSR Percentage Goals	Equivalent “CAGR TSR Goals”	Earned PSUs
50%	8.4%	20% of Granted PSUs
75%	11.8%	40% of Granted PSUs
100%	14.9%	60% of Granted PSUs
125%	17.6%	80% of Granted PSUs
150%	20.1%	100% of Granted PSUs

(3) If the CAGR TSR achieved in connection with such Change in Control falls between two CAGR TSR Goals in the table above, then the number of Granted PSUs that become Earned PSUs shall be equal to a number of Granted PSUs determined using straight line interpolation between the CAGR TSR Goals between which the CAGR TSR falls (in accordance with the table above).

Certain Defined Terms

(a) “Aggregate Dividend” means the aggregate per share dividends that have an ex-dividend date during the Performance Period.

(b) “CAGR TSR” means the compound annual growth rate TSR during the Performance Period, expressed as a percentage, calculated as follows:

((1 + TSR Percentage) ^ (1 / Performance Period in years*))—1

* Performance Period in years represents the number of full and/or partial years during the Performance Period ending on the date on which the Change in Control occurs.

(c) “Beginning Price” means the Share Value as of the Grant Date.

(d) “Ending Price” means the Share Value as of the last day of the Performance Period.

(e) “Measurement Period” means the period beginning on (and including) the 19th trading day prior to the first anniversary of the Grant Date and ending on (and including) the earlier of the Expiration Date and the date of a consummation of a Change in Control.

(f) “Performance Period” means the period beginning on the Grant Date and ending on the earlier of the Expiration Date and the date of a consummation of a Change in Control.

(g) “Share Value,” as of any given date, means the 20 consecutive trading-day trailing average market closing price of the Common Stock ending on and including such date; provided, however, that if the Performance Period ends upon the consummation of a Change in Control, Share Value shall mean the price per Share paid by the acquiror in the Change in Control transaction or, to the extent that the consideration in the Change in Control transaction is paid in stock of the acquiror or its affiliate, then, unless otherwise determined by the Administrator (in connection with valuing any shares that are not publicly traded), Share Value shall mean the value of the consideration paid per Share based on the average of the closing trading prices of a share of such acquiror stock on the principal exchange on which such shares are then traded for each trading day during the five consecutive trading days ending on and including the date on which a Change in Control occurs.

(h) “TSR” means the quotient (expressed as a percentage) obtained by dividing (i) the sum of (A) the difference obtained by subtracting the Beginning Price from the Ending Price plus (B) the Aggregate Dividend (assuming reinvestment in the Common Stock of all dividends comprising the Aggregate Dividend as of the ex-dividend date) by (ii) the Beginning Price.